EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements included in the Annual Report of Vital Energy, Inc. (formerly known as Laredo Petroleum, Inc.) on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Vital Energy, Inc. on Forms S-3 (File No. 333-257799, File No. 333-260479, File No. 333-263752, File No. 333-271095, File No. 333-275259, File No. 333-275347, File No. 333-275348, File No. 333-276380 and File No. 333-277079) and on Forms S-8 (File No. 333-178828, File No. 333-211610, File No. 333-231593 and File No. 333-256431).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 11, 2024